EXHIBIT 23.1


                     CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of ACE Limited on Form S-8 with respect to the ACE Limited 1996 Replacement Option Plan of our reports dated November 5, 1997, on our audits of the consolidated financial statements and financial statement schedules of ACE Limited and Subsidiaries as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, which reports are included in ACE Limited's Annual Report on Form 10-K for the year ended September 30, 1997.



                                      /s/ COOPERS & LYBRAND L.L.P.


New York, New York
February 9, 1998